AGREEMENT BY AND BETWEEN California First National Bank Santa Ana, California and The Office of the Comptroller of the Currency
WHEREAS, California First National Bank, of Santa Ana, California ("Bank"), and the Comptroller of the Currency of the United States of America ("Comptroller" or "OCC") seek to ensure that the Bank will operate safely and soundly and in accordance with all applicable laws, rules, regulations, and conditions imposed in connection with the granting of the Bank's charter; and

WHEREAS, on or about June 3, 1999, Amplicon, Inc., of Santa Ana, California("Amplicon"), filed an application with the OCC to charter the Bank. According to the application, Amplicon would own one hundred percent (100%) of the Bank's outstanding and issued stock; and

WHEREAS, according to the Bank's Business Plan ("First Business Plan"), the Bank was expected to purchase from Amplicon certain payment streams associated with leases of capital assets, funding the purchases of those payment streams using FDIC-insured bank deposits, with the leasing affiliate retaining ownership of the underlying asset and the Bank taking a first lien position; and

WHEREAS, by letter dated April 13, 2000, the Comptroller granted Preliminary Conditional Approval of Amplicon's request to charter the Bank; and

WHEREAS, on December 29, 2000, Amplicon filed a written request with the OCC seeking approval of a significant change in the First Business Plan. According to the Bank's amended business plan ("Second Business Plan"), a newly-formed holding company ("Holding Company") will own one hundred percent (100%) of the Bank's outstanding and issued stock and will also own one hundred percent (100%) of Amplicon's outstanding and issued stock, and only fifty percent (50%) of the Bank's assets would be derived from purchases of payment streams from the Holding Company or any of its affiliates, and the Bank proposes to originate thirty percent (30%) of its own lease assets, and acquire its remaining lease assets from independent, third-party leasing companies; and

WHEREAS, by letter dated April 3, 2001, the Comptroller issued an Amended Preliminary Conditional Approval Letter indicating that the Second Business Plan was acceptable, subject to additional and revised pre-opening requirements and ongoing conditions, including the requirement that the Bank's Board of Directors execute this Agreement; and

WHEREAS, on or about May 23, 2001 , the Bank and Holding Company entered into a Capital Assurances and Liquidity Maintenance Agreement, which Agreement sets forth Holding Company's obligation to provide to the Bank any necessary capital and/or liquidity support, all in order to ensure that the Bank continues to operate in a safe and sound manner;

NOW, THEREFORE, the Bank, by and through its duly elected and acting Board, agrees as follows:

ARTICLE I JURISDICTION
(1)	This Agreement shall be construed to be a "written agreement entered into with the agency" within the meaning of 12 U.S.C. Section 1818(b)(1).
(2)	This Agreement shall be construed to be a "written agreement between such depository institution and such agency" within the meaning of 12 U.S.C. Section 1818(i)(2).
(3)	This Agreement shall not be construed to be a "written agreement" within the meaning of 12 C.F.R. Section 6.4.
(4)	This Agreement shall be construed to be a "written agreement" within the meaning of 12 U.S.C. Section 1818(u)(1)(A).
(5)	All correspondence related to this Agreement, and any information, documentation, reports, plans and/or other written submissions which the Bank or Board has agreed to submit pursuant to this Agreement shall be forwarded, by overnight mail, to:
Steven J. VanderWal Assistant Deputy Comptroller Office of the Comptroller of the Currency 1925 Palomar Oaks Way, Suite 202 Carlsbad, CA 92008

with copies sent by overnight mail to:
John F. Robinson Deputy Comptroller Office of the Comptroller of the Currency 50 Fremont Street, Suite 3900 San Francisco, CA 94105

and to:
Jeffery Blackburn National Bank Examiner Office of the Comptroller of the Currency 1925 Palomar Oaks Way, Suite 202 Carlsbad, CA 92008

and to:
Lance Cantor District Counsel Office of the Comptroller of the Currency 50 Fremont Street, Suite 3900 San Francisco, CA 94105

(6)	All correspondence related to this Agreement which the OCC directs to the Bank or Board pursuant to this Agreement shall be forwarded, by overnight mail, to:
Colin M. Forkner President California First National Bank 5 Hutton Centre Drive, Suite 200 Santa Ana, CA 92707

and to:
Harris Ravine Chairman of the Board California First National Bank 5 Hutton Centre Drive, Suite 200 Santa Ana, CA 92707

ARTICLE II APPLICATION APPROVAL REQUIREMENTS
(1)	The Bank expressly acknowledges that it is obligated to comply with, and secure Holding Company's compliance with, the following conditions and requirements issued by the OCC in connection with Amplicon's June 3, 1999 application to charter the Bank ("Application Approval Requirements"):

(a) During the first three (3) years of the Bank's operations, the Bank shall achieve, and thereafter maintain, a Tier 1 capital to adjusted total assets ratio (leverage ratio), as those terms are defined at 12 C.F.R. Part 3, Subpart A and 12 C.F.R. Part 6, Subpart A, of at least eight percent (8%);

(b) The Bank shall exercise in a timely manner all of its rights and obligations under the May 23, 2001 Capital Assurances and Liquidity Maintenance Agreement executed by and between the Bank and Holding Company;

(c) During the first three (3) years of the Bank's operations under the Second Business Plan, the Bank must achieve at least four (4) consecutive calendar quarters of "minimum acceptable profitability," where minimum acceptable profitability is defined as after-tax profits of at least $100,000 per calendar quarter;

(d) During the first three (3) years of the Bank's operations under the Second Business Plan, the total dollar amount of the Bank's classified assets, as determined by the OCC, must not exceed fifty percent (50%) of the Bank's capital; and

(e) Prior to engaging in any significant deviation or change from the Second Business Plan, the Bank must give the OCC at least sixty (60) days advance written notice of its intentions, and further, must obtain the OCC's written determination not to object to such deviation or change. The OCC shall use its best efforts to review and indicate, within thirty (30) days, whether it will object to any significant deviation or change from the Second Business Plan submitted pursuant to this paragraph. The Bank expressly acknowledges that if the OCC issues a written determination of no objection, and the Bank engages in any significant deviation or change from the Second Business Plan, the Bank still must comply with the obligations and conditions detailed in Paragraph (1), Subparagraphs (a) - (d) of this Article, as well as any other additional obligations and conditions that the OCC deems appropriate.

ARTICLE III REMEDIAL ACTION PLAN OR NEW BUSINESS PLAN
(1)	If the Bank fails to comply with one or more of the Application Approval Requirements identified in Article II of this Agreement, then within twenty (20) days of receiving notice of that fact from the OCC, the Bank shall submit, at the option of the Bank: (i) a Remedial Action Plan, (ii) a new or amended Business Plan ("Third Business Plan"), or (iii) a Contingency Plan (see Article IV) to the OCC for the agency's review and prior determination of no objection.
(2)	If the Bank elects to submit a Remedial Action Plan to address the Application Approval Requirement(s) that have not been met, the Remedial Action Plan will detail, inter alia:

(a) The Application Approval Requirements that are to be addressed by the Remedial Action Plan;

(b) The action that the Bank will take under the Remedial Action Plan to comply with the Application Approval Requirements; and

(c) The date by which the Application Approval Requirements will be met under the Remedial Action Plan.

(3)	Alternatively, if the Bank elects to submit a Third Business Plan to address the Application Approval Requirements that have not been met, the Third Business Plan shall detail, inter alia:

(a) A description of the proposed new business activities and product lines in which the Bank intends to engage;

(b) Evidence that the Bank will have in place sufficient capitalization prior to implementing the proposed Third Business Plan so as to be able to support the projected volume and type of business activities or product lines. The Bank shall submit the formula or basis it used to arrive at the proposed capital structure, as well as provide an analysis as to how the proposed capital structure will be adequate relative to market factors, the Bank's planning and financial assumptions, and its projected organization and operating expenses;

(c) Evidence that the Bank will be reasonably likely to achieve and maintain profitability after engaging in the new business activities or product line contemplated under the Third Business Plan. Included within that evidence must be a description of the geographic areas and customer groups from which the Bank proposes to draw approximately seventy five percent (75%) of this new business; an analysis of the Bank's proposed markets in terms of economic characteristics; an analysis of anticipated changes in the market and the effect that such changes will have on the Bank's new business activities or product line; a list of any potential competitors in the Bank's target market area; a discussion of major planning assumptions (such as market growth, interest rates, cost of funds, and competition) for the market analysis that was used in developing the Bank's new plans and objectives; and appropriate financial projections, including a projected balance sheet, and income and expense statement;

(d) Evidence that the Bank will have in place competent management, including members of the Board, with the necessary ability and experience, prior to engaging in the new business activities or product lines contemplated under the Third Business Plan;

(e) A detailed analysis, and all pertinent supporting documentation, regarding the new credit and collateral standards, risk management processes and internal audit program that will be employed in connection with the Third Business Plan;

(f) An analysis of debt service requirements and obligations for any debt that has been or will be issued at the holding company or Amplicon company level;

(g) Information detailing any new business activities that the Bank will engage in with Holding Company, or with any of Holding Company's subsidiaries or affiliates, or with the Bank's own subsidiaries or affiliates;

(h) Any material information that relates to the then current financial condition of Holding Company or Bank, or any of their subsidiaries or affiliates;

(i) Copies of all existing and proposed contracts with vendors, affiliates, service providers and other third parties that are relevant to the proposed new business activities or product line;

(j) Any other evidence which the Bank desires to submit to establish that the Bank will be operated in a safe and sound manner after implementing the Third Business Plan; and

(k) Any other information or evidence that the OCC deems necessary to accomplish its regulatory and supervisory activities, including any information considered necessary by the OCC to assist in a determination as to whether the OCC takes objection to the Third Business Plan.

(4)	The OCC shall use its best efforts to review and indicate, within thirty (30) days, whether it will object to any Remedial Action Plan or Third Business Plan submitted pursuant to Paragraph (2) or (3) of this Article.
(5)	Immediately upon being informed that the OCC does not object to the Bank's Remedial Action Plan or to the Third Business Plan, the Board shall implement, and shall thereafter ensure the Bank's adherence to, the Remedial Action Plan or Third Business Plan.
(6)	Prior to engaging in any significant deviation or change from the Third Business Plan, the Bank must give the OCC at least sixty (60) days advance notice of its intentions, and further, must obtain the OCC's written determination not to object to such deviation or change. The OCC shall use its best efforts to review and indicate, within thirty (30) days, whether it will object to any significant deviation or change from the Third Business Plan submitted pursuant to this paragraph.
(7)	If the Third Business Plan still fails to address the unmet Application Approval Requirements, the OCC may, in its sole discretion, permit the Bank to submit to the OCC a Fourth Business Plan designed to address those outstanding Application Approval Requirements. The Fourth Business Plan shall be submitted to the OCC for non-objection, and shall comply with the requirements of Paragraph (3) of this Article, as well as any other requirements and conditions deemed appropriate by the OCC. Immediately upon being informed that the OCC does not object to the Bank's Fourth Business Plan, the Board shall implement, and shall thereafter ensure the Bank's adherence to, the Fourth Business Plan.
ARTICLE IV CONTINGENCY PLAN
(1)	If the OCC determines, in its sole judgment, that it objects to the Remedial Action Plan or the Third (or Fourth) Business Plan, and the Bank is unable to satisfactorily resolve the OCC's objections, upon receiving notice in writing of that fact from the OCC, the Bank shall develop and submit to the OCC for its review and prior determination of no objection a Contingency Plan, which Contingency Plan shall detail the Board's proposal to sell, merge, or liquidate the Bank under 12 U.S.C. Section 181.
(2)	The Contingency Plan shall be submitted to the OCC not later than forty five (45) days after receipt of the written notice from the OCC as set forth in paragraph 1 of this Article.
(3)	After the OCC has advised the Bank that it does not object to the Contingency Plan, the Board shall immediately implement, and thereafter ensure adherence to, the terms of the Contingency Plan. Failure to submit a timely, acceptable Contingency Plan may be deemed a violation of this Agreement, in the exercise of the OCC's sole discretion.
ARTICLE V TERM OF AGREEMENT
(1)	This Agreement shall become effective immediately upon its execution by both parties (effective date), and shall remain in full force and effect for a period of not less than three (3) years from the date that the Bank commences operations.
(2)	If the Bank fails to meet any of the Application Approval Requirements referenced in paragraph (1) of Article II, then this Agreement will remain in full force and effect until the OCC, in its sole discretion, elects to terminate the Agreement.
ARTICLE VI CONCLUDING PROVISIONS
(1)	It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities of the OCC to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
(2)	Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Comptroller or his duly authorized representative for good cause upon written application by the Board.
(3)	The provisions of this Agreement shall be effective upon execution by the Comptroller and its provisions shall continue in full force and effect, subject to the limitations detailed in Article V, unless or until such provisions are modified, waived, or terminated in writing by the Comptroller.
(4)	To the extent that any of the provisions of this Agreement conflict with the terms in any correspondence between the Comptroller and the Bank, including the April 13, 2000 Preliminary Conditional Charter Approval Letter, or the April 3, 2001 Amended Preliminary Conditional Approval Letter, the provisions of this Agreement shall control.
(5)	As used here, the term "Agreement" means a supervisory "written agreement entered into with the agency" as contemplated by 12 U.S.C. Section 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the OCC or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the OCC may enforce any of the commitments or obligations herein undertaken by the Bank under its supervisory powers, including 12 U.S.C. Section 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the OCC has any intention to enter into a contract. The Bank also expressly acknowledges that no OCC officer or employee has statutory or other authority to bind the United States, the U.S. Treasury Department, the OCC, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the OCC's exercise of its supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or arrangements, or negotiations between the parties, whether oral or written.
IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.
Steven J. VanderWal /s/	May 23, 2001
Steven J. VanderWal Assistant Deputy Comptroller Office of the Comptroller of the Currency
Date

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.
Harris Ravine /s/	May 21, 2001
Harris Ravine, Chairman of the Board	Date
Colin M. Forkner /s/	May 21, 2001
Colin M. Forkner, President
Date

Danilo Cacciamatta /s/	May 21, 2001
Danilo Cacciamatta, Director
Date

S. Leslie Jewett /s/	May 21, 2001
S. Leslie Jewett, Director
Date

Robert W. Kelley /s/	May 21, 2001
Robert W. Kelley, Director
Date